Exhibit 77M for AXP(R) Variable Portfolio- Income Series, Inc.

Merger of IDS Life Series Government Securities Portfolio into AXP(R) Variable Portfolio - Short Duration U.S. Government Fund

On July 9, 2004, IDS Life Series Government Securities Portfolio (the Selling
Fund), a series of IDS Life Series Fund, Inc. (the Selling Corporation), merged into AXP(R) Variable Portfolio - Short Duration U.S. Government Fund (the Buying
Fund), a series of AXP(R) Variable Portfolio- Income Series, Inc. (the Buying Corporation).

Board action: Board members of the Selling Corporation, at a meeting held on January 26, 2004, and Board members of the Buying Corporation, at a meeting held on January 7-8, 2004, approved the Agreement and Plan of Reorganization (Agreement). Each Board determined that participation in the reorganization was in the best interests of the respective Fund and that the interests of existing contract holders of the respective Fund would not be diluted as a result of the reorganization.

Shareholder approval: The contract holders of the Selling Fund approved an Agreement between the Selling Fund and the Buying Fund at a special meeting held on June 9, 2004.

Terms of the Reorganization: Under the Agreement, the Selling Fund transferred all of its assets to the Buying Fund in exchange for shares of the Buying Fund. Those shares were distributed proportionately to the shareholders (the separate accounts sponsored by IDS Life Insurance Company) of the Selling Fund. The Buying Fund assumed the liabilities of the Selling Fund. Neither the Selling Fund nor the contract holders whose contract values were allocated to a subaccount investing in a Selling Fund paid any sales charge in connection with the distribution of shares. American Express Financial Corporation agreed to bear the costs of effecting the Reorganization.


Merger of IDS Life Series Income Portfolio into AXP(R) Variable Portfolio - Diversified Bond Fund

On July 9, 2004, IDS Life Series Income Portfolio (the Selling Fund), a series of IDS Life Series Fund, Inc. (the Selling Corporation), merged into AXP(R) Variable Portfolio - Diversified Bond Fund (the Buying Fund), a series of AXP(R) Variable Portfolio- Income Series, Inc. (the Buying Corporation).

Board action: Board members of the Selling Corporation, at a meeting held on January 26, 2004, and Board members of the Buying Corporation, at a meeting held on January 7-8, 2004, approved the Agreement and Plan of Reorganization (Agreement). Each Board determined that participation in the reorganization was in the best interests of the respective Fund and that the interests of existing contract holders of the respective Fund would not be diluted as a result of the reorganization.

Shareholder approval: The contract holders of the Selling Fund approved an Agreement between the Selling Fund and the Buying Fund at a special meeting held on June 9, 2004.

Terms of the Reorganization: Under the Agreement, the Selling Fund transferred all of its assets to the Buying Fund in exchange for shares of the Buying Fund. Those shares were distributed proportionately to the shareholders (the separate accounts sponsored by IDS Life Insurance Company) of the Selling Fund. The Buying Fund assumed the liabilities of the Selling Fund. Neither the Selling Fund nor the contract holders whose contract values were allocated to a subaccount investing in a Selling Fund paid any sales charge in connection with the distribution of shares. American Express Financial Corporation agreed to bear the costs of effecting the Reorganization.